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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of Earliest Reported): May 15, 2002


                     Datronic Equipment Income Fund XX, L.P.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


    Delaware                             0-21260                 36-3763539
-----------------------------     ---------------------      ------------------
(State or other jurisdiction      (Commission File No.)        (IRS Employer
     of incorporation)                                       Identification No.)


P.O. Box 2860, Chicago, Illinois                             60690-2860
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(Address of principal executive offices)                     (Zip Code)

1300 East Woodfield Road, Suite 312, Schaumburg, IL 60173
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(Former address, if changed since last report)

Registrant's telephone number, including area code      847.240.6200
                                                   -----------------




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                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT

As of December 31, 2001, as reported in the Registrant's Annual Report on Form 10-K for the year then ended, the General Partner of the Registrant had completed the winding up and the dissolution of the Registrant. This included the distribution of the Registrant's remaining assets to its Limited Partners and the provision for known and unknown claims against and obligations of the Registrant, in accordance with Delaware law and the Registrant's Partnership Agreement, as amended. As of May 1, 2002, the General Partner amended the Registrant's limited partnership agreement in accordance with Article XXVI. The amendment provides that any action brought by any former Limited Partner of the Registrant against the Registrant, its former General Partner or any of the former General Partner's Affiliates, after the filing of the Registrant's Certificate of Cancellation in Delaware, shall only be brought and only be subject to the jurisdiction and venue of courts sitting in Chicago, Illinois. If such action is a claim, based upon allegations of breach of fiduciary duties owed by the former General Partner or its Affiliates to a former Limited Partner then, in accordance with Delaware law such claim shall be within the exclusive jurisdiction of the Court of Chancery of the State of Delaware. In addition, the Amendment modifies the advancement of legal expenses provision of the Partnership Agreement to allow for the advancement of funds to cover legal expenses (unless otherwise ordered by a court), on actions brought by or on behalf of former Limited Partners. It also expanded coverage to include securities law claims, unless otherwise ordered by a court.

The General Partner, a non-stock, not-for-profit corporation organized solely to effectuate a 1993 federal court-ordered settlement of securities law class actions and who will be dissolved and liquidated shortly, adopted these amendments to provide for the cost-efficient, orderly administration and appropriate resolution of any future such matters should they arise.

CERTIFICATE OF CANCELLATION

On May 6, 2002, the General Partner signed a Certificate of Cancellation of Limited Partnership which will be filed in Delaware as soon as is practicable after or concurrent with this Report.

LITIGATION

On or about April 12, 2002, an action was filed in Colorado state court in Denver against the Registrant and the other Limited Partnerships of which Lease Resolution Corporation is the General Partner, the General Partner, as well as "unnamed" officers and directors of the General Partner (Salvage Investors, L.L.C. v. Datronic Equipment Income Funds XVI, et al., 2002 CB 3275). The action, which seeks class certification, prays for a



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declaratory judgment concerning certain winding up decisions and expenses of the
Registrant and the other partnerships, including the reserve fund for potential liabilities which was established under Delaware law, and that the General Partner and its officers and directors shall not be indemnified or have their attorneys' fees and costs to be incurred in the filed action paid by the Registrant. The action also asks for an accounting of the Registrant and the other limited partnerships, and alleges breach of contract and fiduciary duty, certain tortious business conduct and negligence. The "unnamed" defendants have not been served. On May 9, 2002, the Registrant, the General Partner and the other partnerships filed a motion to dismiss the Colorado lawsuit because, among other things, it merely seeks collateral review with regard to matters directly within the scope of the continuing jurisdiction of the federal court in Chicago under the 1993 settlement of the class actions. The Colorado plaintiff, the motion to dismiss asserts, is precluded by federal court order from bringing the action in Colorado because the Colorado plaintiff is an inappropriate putative class representative and because Colorado is an inappropriate jurisdiction with respect to the plaintiff's allegations.

The Registrant and the other named parties believe the allegations are spurious and totally without merit. The Registrant has retained counsel in Colorado. If the motion to dismiss is not granted, the Registrant intends to vigorously contest this action and, if appropriate, to seek sanctions against the plaintiff and its counsel (the Registrant believes the sole member of the plaintiff, Salvage Investors, L.L.C., is also a member of the plaintiff's counsel's law firm). This matter will be defended in the name of the Registrant (and other parties) as provided by Delaware law even after the filing of the Registrant's Certificate of Cancellation.

UNCLAIMED LIMITED PARTNER DISTRIBUTIONS

Distributions to Limited Partners of the Registrant aggregating approximately $15,000 have been returned as undeliverable. The Registrant has made all reasonable efforts, over the years, to find Limited Partners entitled to such distributions, and, while the Registrant has been successful in many cases, the foregoing approximate amount remains undistributed.

As soon as is practicable, and in accordance with applicable Delaware law, such undelivered distributions will be paid over to the respective states of last known addresses of such Limited Partners under the laws of "escheat." After termination of the Registrant's existence, any such former Limited Partners may claim such amounts to which they believe they are entitled by following the procedures required under the "escheat" laws of their state.

7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

         4.1 Third Amendment to the Agreement of Limited Partnership, effective as of May 1, 2002.

         4.2 Certificate of Cancellation of Limited Partnership, dated May 6, 2002.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                            Datronic Equipment Income Fund XX, L.P.
                            ---------------------------------------
                            (Registrant)

                            By:  Lease Resolution Corporation, General Partner

                            By:  /s/ Donald D. Torisky
                                 -----------------------------------------------
                                     Donald D. Torisky,
                                     Chairman and Chief Executive Officer

Dated:   May 14, 2002.